Exhibit 10(s)

AGREEMENT OF SALE AND PURCHASE OF REAL ESTATE

THIS AGREEMENT OF SALE AND PURCHASE OF REAL ESTATE (the “Agreement”) is dated December 19, 2005, but effective as of December 20, 2005, by and between WACHOVIA BANK, N.A., trustee (and successor trustee to Central Penn National Bank of Philadelphia) under Tasty Baking Company Pension Plan Deed of Trust, restated as of December 20, 1976 (“Seller”), and TASTY BAKING COMPANY, a Pennsylvania corporation (“Buyer”).

For and in consideration of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.
Agreement to Sell and Purchase. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and accept from Seller, subject to the terms and conditions hereinafter set forth, those three (3)

certain lots, tracts, and parcels of land, together with the buildings and improvements thereon, known as 2801 West Hunting Park Avenue (a/k/a 2803 West Hunting Park Avenue), in the City and County of Philadelphia (the “Municipality”), Pennsylvania, and being more particularly described on Exhibit “A” attached to and made a part of this Agreement (the “Land”), together with the existing buildings, improvements, and fixtures situate thereon (the “Improvements,” and together with the Land, the “Real Property”), together with the following rights, interests, and appurtenances (collectively, the “Appurtenances”):

1.1
all right, title and interest of Seller in and to adjacent streets, roads, alleys, and rights-of-way, opened or proposed, in front of or abutting or adjoining the Land, including, without limitation, the former bed of McMichael Street; and all right, title and interest of Seller in and to any unpaid award for the taking by eminent domain of any part of the Real Property, or for damage to the Real Property, by reason of a change of grade of any street;

1.2	all rights, easements and appurtenances pertaining to the Real Property, including but not limited to any easements, rights-of-way, water rights, mineral and timber rights, development rights, privileges, licenses, and other rights and benefits belonging to, running with the owner of, or in any way relating to the Real Property;

1.3	all rights, privileges, permits, approvals, licenses, certificates, and agreements (collectively, the "Approvals") issued or granted by the Municipality or any other federal, state, county, or local governmental or quasi-governmental board, body, department, agency or authority, or by any public or private utility company (collectively, the “Governmental Authorities”) with respect to the Real Property;

1.4	all fixtures, and all equipment and other personal property attached or appurtenant to, or located in or on, or used in connection with the operation of the Real Property; and

1.5	all other rights, interests and properties as may be specified in this Agreement to be sold, transferred, assigned or conveyed by Seller to Buyer.

Collectively, the Real Property and Appurtenances are referred to herein as the “Property”. Notwithstanding anything provided in this Section to the contrary, the legal description for the Land shall, at Buyer’s option, be determined by the survey to be obtained by Buyer pursuant to Paragraph 3.2. Nevertheless, the warranty set forth in the Deed (as defined below) shall be limited to the description of the Land described in Seller’s vesting deed.

2.	Purchase Price.The purchase price to be paid for the Property shall be Four Million Seven Hundred Thousand and 00/100 Dollars ($4,700,000.00) (the "Purchase Price"), subject to prorations and other adjustments as provided herein. The Purchase Price shall be the total consideration payable to the Seller for the Property, and shall be paid by Buyer at Closing (as defined below) by electronic funds transfer, subject to the prorations and adjustments as hereinafter set forth.

3.	Title Requirements.

3.1	Title Report. As a condition precedent to Buyer’s obligation to complete Closing, title to the Property shall be: (i) good and marketable and free and clear of all mortgages, liens, encumbrances, easements, restrictions, covenants, agreements and other exceptions to title, other than the title exceptions listed or described on Exhibit “B” attached to and made a part of this Agreement (the “Permitted Title Exceptions”); and (ii) insurable as aforesaid by Lawyers Title Insurance Corporation (the “Title Company”), at regular rates pursuant to the standard stipulations of an ALTA Owner’s Policy (10/17/92) of Title Insurance (the “Title Policy”). Within five (5) days of the Effective Date, Buyer shall provide Seller a copy of the Title Company’s commitment to issue the Title Policy (the “Title Report”), together with copies of all instruments and documents affecting title to the Property and listed in the Title Report. With regard to matters of title to the Real Property, Buyer shall be solely responsible for the insurance premium and endorsement fees payable to the Title Company in connection with the issuance of the Title Policy and any fees payable to the Title Company in connection with the issuance of the Title Report.

3.2	Current Survey. Buyer, at its option, may request a new ALTA survey, or an update of any existing ALTA survey provided by Seller, at Buyer’s expense, to be prepared by a licensed engineer or surveyor satisfactory to Buyer, and certified and delivered to Buyer, Seller and the Title Company (the “Survey”). This obligation shall survive Closing and the delivery of the Deed.

3.3	Condition of Title. If title to the Property cannot be conveyed to Buyer at Closing in accordance with the requirements of this Section, Buyer shall have the option, as its sole right and remedy
(regardless of whether Seller has informed Buyer that Seller intends to attempt to cure a title defect), either to (i) accept such title as Seller can convey or cause to be conveyed with an abatement of the Purchase Price in the amount (fixed or ascertainable) of any mortgages, liens or other encumbrances that can be satisfied or removed with the payment of money (collectively, “Monetary Encumbrances”), or (ii) terminate this Agreement upon written notice to Seller, and in which case this Agreement shall immediately terminate and become null and void and be of no further force and effect and Buyer and Seller shall be released and relieved from any further liability hereunder, at law and equity, except for any obligations which are expressly intended to survive termination.

4.	Representations and Warranties.

4.1	Buyer’s Representations and Warranties. Buyer hereby warrants and represents to Seller as follows: (i) the person(s) who have executed this Agreement on behalf of Buyer have been and properly authorized to do so; (ii) this Agreement constitutes the valid and binding obligation of Seller enforceable in accordance with its terms; (iii) Seller has full power and authority to fulfill Seller’s obligations under this Agreement; and (iv) no consent, waiver or approval by any other party is required in connection with the execution and delivery by Seller of this Agreement or the performance by Seller of its obligations hereunder or any instrument contemplated thereby.

4.2.	Buyer’s Representations and Warranties. Buyer hereby warrants and represents to Seller as follows: (i) the person(s) who have executed this Agreement on behalf of Buyer have been validly and properly authorized to do so; (ii) this Agreement constitutes the valid and binding obligation of Buyer enforceable in accordance with its terms; (iii) Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is authorized to do business and subsist under the laws of the Commonwealth of Pennsylvania; (iv) Buyer has full power and authority to fulfill Buyer’s obligations under this Agreement; and (v) no consent, waiver or approval by any other party is required in connection with the execution and delivery by Buyer of this Agreement or the performance by Buyer of its obligations hereunder or any instrument contemplated thereby
.
4.3	Survival of Representations and Warranties. The foregoing representations and warranties are true and are in full force and effect and binding on the party making them as of the date hereof and shall survive Closing and delivery of the Deed.

5.	Condition of the Property; Existing Lease.

5.1	As Is Condition. Except for any specific representations and warranties herein, Buyer understands that it is accepting the Property in its “as is” “where is” “with all faults” condition as of the date of this Agreement.

5.2	Existing Lease. Buyer acknowledges that Buyer is in exclusive possession of the Property pursuant to the terms of that certain lease indenture dated as of July 1, 1984, between Seller, as “landlord”
and Buyer as “tenant” (the “Existing Lease”). Buyer and Seller shall continue to honor the terms of the Lease and perform their respective obligations thereunder until Closing. At Closing the Lease shall automatically expire and terminate and be of no further force or effect. If this Agreement is terminated for any reason and Closing does not occur, the Lease shall continue in full force and effect in accordance with its terms.

6.	Closing.

6.1	Date, Time, and Location. Provided that this Agreement has not been terminated in accordance with the terms hereof, the consummation of the transactions contemplated by this Agreement (the
"Closing") shall take place in escrow with the Title Company, in Philadelphia, Pennsylvania, at 10:00 A.M. (local time at the Property), on December 20, 2005. The Closing may be moved to another place and time upon mutual agreement in writing by Buyer and Seller.

6.2	Seller’s Obligations at Closing. At Closing, Seller shall, contemporaneously with and as a condition to Buyer performing Buyer’s obligations under Paragraph 6.3:

6.2.1	Execute, acknowledge and deliver to Buyer a special warranty deed conveying title to the Property to Buyer in the condition required by Section 3 (the “Deed”), which shall be in proper form for recording in the Office of the Department of Records for the Municipality (the “Recorder’s Office”); and

6.2.2	Execute, acknowledge, as necessary, and deliver to Buyer and Title Company (i) an affidavit of title reasonably satisfactory to Seller, (ii) an affidavit that Seller is not a foreign person as defined in Section 1445 of the Internal Revenue Code, (iii) a realty transfer tax affidavit of value, if required, (iv) a settlement statement, setting forth the Purchase Price, and all prorations and adjustments thereto, and all closing costs paid or payable by the parties, and (v) all and any other affidavits or certificates required hereunder or customarily required in real estate transactions in the Municipality in order to effect the Seller’s obligations under this Agreement.

6.3	Buyer's Obligations at Closing. At the Closing, Buyer shall, contemporaneously with and as a condition to Seller performing Seller’s obligations under Paragraph 6.2:

6.3.1	Deliver the Purchase Price, subject to prorations and other adjustments as provided herein; and

6.3.2
Execute, acknowledge, as necessary, and deliver to Title Company (i) a standard affidavit of title, (ii) a realty transfer tax affidavit of value, if required, (iii) a settlement statement, setting forth the Purchase Price, and all prorations and adjustments thereto, and all closing costs paid or payable by the parties, and (iv) all and any other affidavits or certificates required hereunder or customarily required in real estate transactions in the Municipality in order to effect the Buyer’s obligations under this Agreement.

6.4	Closing Costs.

6.4.1	Seller’s Costs. Seller shall pay the following costs and expenses in connection with the Closing: (i) one-half of all realty transfer taxes imposed in connection with the conveyance of the Property; (ii) recording fees in connection with those instruments (other than the Deed) which are necessary to conform title to the requirements of this Agreement; and (iii) costs of Seller’s document preparation and acknowledgements, and Seller’s attorneys’ fees.

6.4.2	Buyer’s Costs. Buyer shall pay the following costs and expenses in connection with the Closing: (i) one-half of all realty transfer taxes imposed in connection with the conveyance of the
Property; (ii) cost of the Survey, Title Policy and Title Report, including the premium for the policy and any endorsements requested by Buyer and all search fees; (iii) fees and costs associated with the Bank Financing, including costs of Buyer’s document preparation and acknowledgments, and Buyer’s attorneys’ fees; and (iv) the fees for recording the Deed and any mortgages or other documents which Buyer needs to record in order to purchase the Property.

6.4.3	Real Estate Taxes and Other Prorations. Except for costs, charges and expenses that are the responsibility of Tenant under the Existing Lease, all other items of income or expense customarily apportioned by and between sellers and buyers of real estate in the Municipality shall also be apportioned on a per diem basis as of midnight of the day immediately preceding the date of Closing. Such prorations favoring Buyer shall reduce the cash payable by Buyer at the Closing, and such prorations favoring Seller shall increase the cash payable by Buyer at the Closing. Unless otherwise provided in the Existing Lease, any special assessments imposed against the Property by the Municipality or any other taxing authorities, prior to the date of Closing and payable in one lump sum shall be paid by Seller at or before Closing, and prorated between and payable by the parties as of the date of Closing, and if payable in installments, shall be prorated between and payable by the parties as of the date of Closing. The terms of this Subparagraph shall survive Closing and the delivery of the Deed.

7.	Defaults.

7.1
Buyer’s Default. If Buyer, other than due to Seller’s default, fails to complete Closing under this Agreement within the time set forth herein and when required hereunder, such failure shall be deemed a default hereunder, and Seller shall be entitled, as its sole remedy, to terminate this Agreement, and thereafter the parties shall have no further rights or liabilities hereunder, except for those matters which expressly survive.

7.2.	Seller’s Default. If Seller is unable to convey title at Closing in accordance with the requirements of this Agreement, or has actual knowledge prior to the Closing that any of the representations and warranties of Seller are not true and correct or have otherwise been breached or that any of Seller’s covenants have been breached, then, Buyer’s only remedy shall be to terminate this Agreement by giving written notice to Seller on or before the Closing, and thereafter the parties shall have no further rights or liabilities hereunder, except for those matters which expressly survive. Buyer may, nevertheless, accept such title as Seller shall be able to convey in accordance with Section 3.3 hereof.

8.	Casualty and Condemnation.

8.1	Proceeds. If after the Effective Date hereof and before Closing, any portion of the Property shall be taken in condemnation or under the right of eminent domain, or if any such condemnation or eminent domain shall be authorized by any Governmental Authorities, or if a casualty, including fire, flood, or vandalism, occurs, Buyer, at its option, shall either (i) terminate this Agreement, and thereafter the parties shall have no further rights or liabilities hereunder, except for those matters which expressly survive, or (ii) proceed to Closing pursuant to the terms of this Agreement, in which event Seller shall deliver to Buyer at the Closing any condemnation and insurance proceeds actually received by Seller, or an assignment of such proceeds to be received by Seller, attributable to the Property from such condemnation, eminent domain, or casualty, and there shall be no reduction in the Purchase Price.

9.	Brokerage. Seller and Buyer each warrant to the other that neither has dealt with any agent, broker or finder with respect to the transaction contemplated by this Agreement. In the event that any claim for commission or finder’s fees is brought by any person or entity as a consequence of the transaction contemplated hereby and as a result of any action or omission of either Seller or Buyer (the “Breaching Party”), the Breaching Party shall indemnify and hold harmless the other party against loss, cost, damage and reasonable attorney’s fees arising as the consequence of the claim for the commission or fee. The Breaching Party’s obligation to indemnify as aforesaid shall survive termination of this Agreement.

10.	Notices. All notices, communications and deliveries under this Agreement shall be made in writing, signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given, and shall be deemed given (i) on the date delivered (or the date delivery was refused) if delivered in person, (ii) on the date delivered if delivered by facsimile (with confirmation of transmission) prior to 5:00 p.m. (local time at the Property) on such date, (iii) on the third (3rd) business day after mailed if mailed certified mail (with postage prepaid), return receipt requested, or (iv) on the next day after delivery by Federal Express or other nationally recognized overnight courier service, and shall be addressed as follows:

To Buyer:	Tasty Baking Company
2801 West Hunting Park Avenue
Philadelphia, PA 19129
Attention: Gene P. Malinowski
Facsimile: 215 225 2511

with a copy to:

Stradley, Ronon, Stevens & Young, LLP
30 Valley Stream Parkway
Malvern, PA 19355
Attention: Christopher E. Cummings, Esq.
Facsimile: (610) 640 1965

To Seller:	Wachovia Bank, N.A.
c/o Wachovia Bank Retirement Services PA4389
123 South Broad Street
Philadelphia, PA 19109
Attention: Christine McConemy
Facsimile: (215) 670-7719

with a copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention:Robert Abramowitz, Esq.
Facsimile:(877) 432-9652

or to such other representative or to such other address as a party hereto may furnish to the other party by written notice. Notices may be given by any party's counsel on behalf of such party.

11.	Miscellaneous

11.1	Assignments. Buyer and Seller shall not assign this Agreement or any interest therein without the written consent of the other party, which consent may be withheld in the sole discretion of the party being asked to consent, except that Buyer shall have the right to assign its rights and interests in this Agreement to an entity owned and controlled by Buyer following delivery to Seller of notice and such reasonable evidence in support of the assignment as Seller may require including an assignment and assumption agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

11.2	Interpretation. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and neuter and vice versa. This Agreement and any related instruments shall not be construed more strictly against one party than against the other by virtue of the fact that initial drafts were made and prepared by counsel for one of the parties, it being recognized that this Agreement and any related instruments are the product of extensive negotiations between the parties hereto and that both parties hereto have contributed substantially and materially to the final preparation of this Agreement and all related instruments. On the contrary, in the case of any ambiguity or uncertainty, this Agreement shall be construed according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto. Whenever this Agreement requires the computation of time from or after particular triggering dates, the triggering date shall not be included in the computation. If any date upon which action is required under this Agreement shall be a Saturday, Sunday or legal holiday, the date for such action shall be extended to the first regular business day after such date which is not a Saturday, Sunday or legal holiday. The titles or captions of articles, sections and subsections contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

11.3	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

11.4	Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. The foregoing provisions shall not be applicable if the invalidity, illegality or unenforceability of any provision of this Agreement would serve to frustrate the essential business purpose of this Agreement and the intent of the parties hereunder.

11.5	Time of Essence. Time is of the essence of each and every term, provision and covenant of this Agreement. The expiration of any period of time prescribed in this Agreement shall occur at 5:00
p.m. EST on the last day of the period. Unless otherwise expressly provided in this Agreement, references to days shall mean calendar days and not business days.

11.6	Form 1099. Seller and Buyer acknowledge and agree that Section 6.045(e) of the Code may require that notice of the sale and purchase of the Property be provided to the I.R.S. by preparation of and filing with the I.R.S. of I.R.S. Form 1099_B. Seller and Buyer agree to furnish and provide to the Title Company any and all information that the Title Company may require in order for it to (i) comply with all instructions of the I.R.S. Form 1099_B in the preparation thereof and (ii) prepare and timely file with the I.R.S. said I.R.S. Form 1099_B with respect to this transaction.

11.7	Further Assurances. Upon request of the other party, Seller and Buyer each shall do, execute, acknowledge, and deliver, such instruments, documents and materials as the other may reasonably request in order to effectuate the consummation of the transactions contemplated herein and to vest title to the Property in Buyer. This Paragraph shall survive Closing and the delivery of the Deed.

11.8	No Waiver. Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party's right to demand exact compliance with the terms hereof.

11.9	Entire Agreement. This Agreement and the exhibits attached hereto (which are incorporated herein by reference) embody and constitute the entire understanding among the parties with respect to the transaction contemplated herein. All prior or contemporaneous agreements, understandings, representations and statements, oral or written are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement is sought, and then only to the extent set forth in such instrument.

11.10	Disclosure. Except as and to the extent required by law, without the prior written consent of the other party, neither Buyer nor Seller shall, and each shall direct its representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of this Agreement or any transactions contemplated hereby, or any of the terms, conditions or other aspects hereof.

11.11	No Recording. Neither this Agreement, nor any portion or memorandum hereof, shall be recorded with the Recorder’s Office.

11.12	Real Estate Recovery Fund. A Real Estate Recovery Fund exists to reimburse any persons who have obtained a final civil judgment against a Pennsylvania real estate licensee owing to fraud, misrepresentation, or deceit in a real estate transaction and who have been unable to collect the judgment after exhausting all legal and equitable remedies. For complete details about the Fund, call (717) 783-3658.

11.13	Highway Occupancy Permit. Seller hereby advises Buyer that access to a public road may require issuance of a highway occupancy permit from the Pennsylvania Department of Transportation.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement of Sale, under seal, as of the date first above written.
BUYER:

TASTY BAKING COMPANY

By:
Name:
Title:

SELLER:

WACHOVIA BANK, N.A., trustee

By:
Christine A. McConemy
Assistant Vice President

Exhibit A

Metes and Bounds Description of the Property

PREMISES A

ALL THAT CERTAIN lot or piece of ground, situate in the 38th Ward of the City of Philadelphia, bounded and described according to a plan and survey thereof made by W. F. Wingate, Surveyor and Regulator 13th Survey District, dated June 19th, 1919 (a copy thereof being filed in Deed Book JMH No. 489 page 408) as follows:

BEGINNING at a point the intersection of the Northwestwardly side of Hunting Park Avenue (100 feet wide) and Southwestwardly side of McMichael Street (70 feet wide), thence along the said Southwestwardly side of McMichael Street North 33 degrees, 10 minutes 29 seconds West 275 feet 5 3/4 inches to a point in the Southerly right of way line of the Richmond Branch of the Philadelphia and Reading Railway, thence along the said side of said right of way line South 75 degrees, 25 minutes 31 seconds West 50 feet 9 ½ inches and South 76 degrees 40 minutes 31 seconds West 100 feet 8 5/8 inches and South 77 degrees 55 minutes 31 seconds West 100 feet 8 5/8 inches and South 79 degrees 10 minutes 31 seconds West 100 feet 8 5/8 inches and South 80 degrees 25 minutes 31 seconds West 100 feet 8 5/8 inches and South 81 degrees 40 minutes 31 seconds West 31 feet 3 inches to a corner of lands of John and James Dobson, thence along the same South 29 degrees 2 minutes 6 seconds East 107 feet and 8 1/8 inches to a point in the Northeasterly line of right of way of the Philadelphia, Germantown and Norristown Railroad, said point being 60 feet from the center line of said Railroad, thence along the same South 67 degrees 56 minutes 26 seconds East 265 feet 6 5/8 inches and thence South 22 degrees 3 minutes 34 seconds West 27 feet to a point in said right of way line, said point being 33 feet from the center line of said Railroad, thence along said right of way line South 67 degrees 56 minutes 26 seconds East 130 feet 9 1/8 inches to a point on the Northwesterly side of Hunting Park Avenue aforesaid, thence along the same North 58 degrees 2 minutes 54 seconds East 255 feet 1 ¾ inches to place of beginning.

CONTAINING 2.9195 Acres.

SUBJECT to the exception and reservation of the water now flowing on and passing through, along and across a certain creek or stream of water situated on and running through, upon and across the premises as fully set forth and recited in a certain deed given and executed by Elizabeth D. Riddle, et al, Surviving Executors and Trustees to said Philip J. Baur, dated July 23, 1919, and recorded at Philadelphia in Deed Book JMH No. 489 page 408.

PREMISES B

ALL THAT CERTAIN lot or piece of ground with the buildings and improvements thereon erected described as follows to wit:

BEGINNING at a marble stone at the intersection of the southern right of way line of the Richmond Branch of the Philadelphia and Reading Railroad and the Northeasterly line of right of way of the Philadelphia, Germantown and Norristown Railroad, said point being 60 feet from the center line of said Philadelphia, Germantown and Norristown Railroad, thence along the right of way line of the said Philadelphia, Germantown and Norristown Railroad, South 67 degrees 56 minutes 26 seconds East 201 feet 5 ½ inches to a corner of lands of Tasty Baking Company, thence along the line of the Tasty Baking Company land North 29 degrees, 2 minutes 6 seconds West 107 feet 8 1/8 inches to a point in the southern right of way line of the Richmond Branch of the Philadelphia and Reading Railroad, thence along the Southerly side of said Richmond Branch by a line curving to the southward and Westward with a radius of 4,616 feet 9 inches, 135 feet 7 ¼ inches to the first mentioned marble stone and place of beginning, being about .156 acres more or less.

PREMISES C

That portion of the former bed of McMichael Street which became vested in grantors herein by the striking from City Plan No. 285, (a copy of Ordinance of Council of the City of Philadelphia is recorded at CAD 1159, page 369) and vacating McMichael Street, from Hunting Park Avenue to the southerly right of way line of the Richmond Branch, Reading Company.

ALL that certain piece of ground situate in the 38th Ward and described as follows:

BEGINNING at a point on the northwesterly side of Hunting Park Avenue (80 feet wide) at a distance of 159 feet 4 3/8 inches measured South 58 degrees 02 minutes 54 seconds West along said side of Hunting Park Avenue from an angle point; said angle point being 470 feet 9 ½ inches measured South 72 degrees 35 minutes 05 seconds West still along said side of Hunting Park Avenue from the Southwesterly side of Fox Street (80 feet wide); thence extending from said beginning point along the said side of Hunting Park Avenue South 58 degrees 02 minutes 54 seconds West 70 feet 0 ¼ inches to a point; thence extending North 33 degrees 10 minutes 29 seconds West 275 feet 5 ¾ inches to a point on the southeasterly right-of-way line of The Richmond Branch, Reading Company; thence extending along said right-of-way, East 75 degrees 25 feet 31 inches East 49 feet 11 1/6 inches to an angle point; thence extending still along said right-of-way North 74 degrees 10 minutes 31 seconds East 23 feet 9 ¼ inches to a point; thence extending South 33 degrees 10 minutes 29 seconds East 253 feet 11 ½ inches to the northwesterly side of Hunting Park Avenue, the first mentioned point and place of beginning.

Being as to Premises A and B the same premises which Tasty Baking Company, a Pennsylvania Corporation by Indenture dated December 1, 1960 and recorded 12-30-1960 in Philadelphia County in Deed Book CAB 1535 Page 205, conveyed unto Central Penn National Bank of Philadelphia, Trustee and Paul R. Kaiser, Nelson G. Harris and Philip J. Baur, Jr., individual trustees under Deed of Trust dated January 5, 1960, their successors and assigns, in fee.

And the said Central Penn National Bank has seen been succeeded by Wachovia Bank, N.A.

2

Exhibit B

List of Permitted Title Exceptions

1. Exception and Reservation as contained in Deed Book JMH 489 page 408.

2.	Matters that would be shown by an accurate survey and inspection of the property.

3.	Rights granted to Philadelphia Electric Company in Deed Book CAB 480 page 158.

4.
Agreement by and between Central Penn National Bank of Philadelphia, Corp. Trustee, Paul R. Kaiser, Nelson G. Harris and Philip J. Baur, Jr., Individual Trustees and The City of Philadelphia dated 9-29-1967 and recorded 12-22-1967 in Deed Book CAD 1159 page 363.

5.	Right of Way for water main purposes and public utility purposes located in the bed of former McMichael Street stricken and vacated from City Plan on 11-6-1967.